Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

HESS MIDSTREAM LP

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Hess Midstream GP LLC and

Shareholders of Hess Midstream LP

Opinion on Internal Control over Financial Reporting

We have audited Hess Midstream LP’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Hess Midstream LP (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2023, and the related notes and our report dated February 29, 2024 (except for the effects of the Company’s adoption of ASU 2023-07, Improvements to Reportable Segment Disclosures, as described in Note 2 and Note 12, as to which the date is August 8, 2024) expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Houston, Texas

February 29, 2024

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Hess Midstream GP LLC and

Shareholders of Hess Midstream LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hess Midstream LP (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 29, 2024 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Presentation and Disclosure of Related Party Transactions with Hess Corporation
Description of the Matter

As described in Note 4 to the consolidated financial statements, the Company is part of the consolidated operations of Hess Corporation and its affiliates (“Hess”) and engages, in the normal course of business, in related party transactions with Hess.

Auditing the presentation and disclosure of these related party transactions, including the completeness thereof, was challenging due to Hess’ involvement in many aspects of the Company’s business, including the revenue earned from providing various services under long-term, fee-based contracts, and the direct and allocated expenses charged from Hess for services provided under commercial agreements and employee secondment and omnibus agreements.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s process of identifying and disclosing related party transactions with Hess.

To test the completeness of these related party transactions, we obtained a listing of the Company’s related party relationships and compared the listing to the Company’s legal structure and evidence obtained from other audit procedures including, among others, inquiries of management and the audit committee, review of the board of directors and other committee meeting minutes, review of contracts, and testing of revenue and expense transactions. In addition, we tested transactions for appropriate classification as related-party or third-party transactions in revenue, expense and balance sheet accounts, and their compliance with the related terms of the agreements, by inspecting source documentation and evaluating the aggregation and presentation of related party financial statement line items.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2014.

Houston, Texas

February 29, 2024, except for the effects of the Company’s adoption of ASU 2023-07, Improvements to Reportable Segment Disclosures, as described in Note 2 and Note 12, as to which the date is August 8, 2024

HESS MIDSTREAM LP

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
(in millions, except share amounts)
Assets
Cash and cash equivalents	$5.4	$3.1
Accounts receivable from contracts with customers:
Accounts receivable—trade	1.9	0.3
Accounts receivable—affiliate	122.5	122.7
Other current assets	7.0	6.2
Total current assets	136.8	132.3
Equity investments	90.2	93.9
Property, plant and equipment, net	3,229.2	3,172.8
Long-term receivable—affiliate	0.3	0.7
Deferred tax asset	324.4	177.2
Other noncurrent assets	8.6	11.3
Total assets	$3,789.5	$3,588.2
Liabilities
Accounts payable—trade	$38.5	$35.0
Accounts payable—affiliate	41.2	27.7
Accrued liabilities	105.9	82.9
Current maturities of long-term debt	12.5	2.5
Other current liabilities	12.1	11.4
Total current liabilities	210.2	159.5
Long-term debt	3,198.9	2,883.1
Deferred tax liability	0.5	0.5
Other noncurrent liabilities	16.7	16.1
Total liabilities	3,426.3	3,059.2
Partners’ capital
Class A shares (68,367,647 shares issued and outstanding as of December 31, 2023; 44,002,846 shares issued and outstanding as of December 31, 2022)	340.2	245.1
Class B shares (157,941,441 shares issued and outstanding as of December 31, 2023; 195,847,606 shares issued and outstanding as of December 31, 2022)	-	-
Total Class A and Class B partners’ capital	340.2	245.1
Noncontrolling interest	23.0	283.9
Total partners’ capital	363.2	529.0
Total liabilities and partners’ capital	$3,789.5	$3,588.2

See accompanying notes to consolidated financial statements.

HESS MIDSTREAM LP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022	2021
(in millions, except per share data)
Revenues
Affiliate services	$1,338.1	$1,273.2	$1,203.8
Third-party services	8.0	-	-
Other income	2.5	2.0	-
Total revenues	1,348.6	1,275.2	1,203.8
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	313.0	279.6	288.3
Depreciation expense	192.5	181.3	165.6
General and administrative expenses	26.2	23.1	22.7
Total operating costs and expenses	531.7	484.0	476.6
Income from operations	816.9	791.2	727.2
Income from equity investments	7.7	5.3	10.6
Interest expense, net	179.0	149.3	105.4
Income before income tax expense	645.6	647.2	632.4
Income tax expense	37.9	26.6	14.6
Net income	607.7	620.6	617.8
Less: Net income attributable to noncontrolling interest	489.1	536.7	571.4
Net income attributable to Hess Midstream LP	$118.6	$83.9	$46.4

Net income attributable to Hess Midstream LP per Class A share:
Basic	$2.11	$2.03	$1.81
Diluted	$2.08	$2.01	$1.76
Weighted average Class A shares outstanding
Basic	56.2	41.3	25.6
Diluted	56.3	41.4	25.7

See accompanying notes to consolidated financial statements.

HESS MIDSTREAM LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	Partners’ Capital
	Class A Shares	Class B Shares	Noncontrolling Interest	Total
(in millions)
Balance at December 31, 2020	$125.0	$-	$1,201.0	$1,326.0
Net income	46.4	-	571.4	617.8
Equity-based compensation	1.4	-	-	1.4
Distributions - $1.9143 per share	(49.4)	-	(479.6)	(529.0)
Recognition of deferred tax asset	89.0	-	-	89.0
Sale of shares held by Sponsors	52.4	-	(52.4)	-
Class B unit repurchase	(60.4)		(689.6)	(750.0)
Transaction costs	(0.3)		(1.8)	(2.1)
Balance at December 31, 2021	$204.1	$-	$549.0	$753.1
Net income	83.9	-	536.7	620.6
Equity-based compensation	1.6	-	-	1.6
Distributions - $2.1845 per share	(91.0)	-	(440.2)	(531.2)
Recognition of deferred tax asset	86.4	-	-	86.4
Sale of shares held by Sponsors	27.0	-	(27.0)	-
Class B unit repurchase	(66.6)	-	(333.4)	(400.0)
Transaction costs	(0.3)	-	(1.2)	(1.5)
Balance at December 31, 2022	$245.1	$-	$283.9	$529.0
Net income	118.6	-	489.1	607.7
Equity-based compensation	1.7	-	-	1.7
Distributions - $2.3733 per share	(127.5)	-	(429.5)	(557.0)
Recognition of deferred tax asset	185.1	-	-	185.1
Sale of shares held by Sponsors	17.8	-	(17.8)	-
Class B unit repurchase	(99.8)	-	(300.2)	(400.0)
Transaction costs	(0.8)		(2.5)	(3.3)
Balance at December 31, 2023	$340.2	$-	$23.0	$363.2

See accompanying notes to consolidated financial statements.

HESS MIDSTREAM LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022	2021
(in millions)
Cash flows from operating activities
Net income	$607.7	$620.6	$617.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	192.5	181.3	165.6
Income from equity investments	(7.7)	(5.3)	(10.6)
Distributions from equity investments	11.4	13.0	17.4
Amortization of deferred financing costs	8.4	8.8	7.3
Equity-based compensation expense	1.7	1.6	1.4
Deferred income tax expense	37.9	26.6	14.6
Changes in assets and liabilities:
Accounts receivable – trade	(1.6)	-	-
Accounts receivable – affiliate	0.6	(2.6)	(27.0)
Other current and noncurrent assets	(0.2)	3.5	(5.1)
Accounts payable – trade	3.5	8.1	(3.1)
Accounts payable – affiliate	10.1	(5.8)	9.7
Accrued liabilities	4.0	9.1	9.2
Other current and noncurrent liabilities	(1.9)	2.2	(1.7)
Net cash provided by operating activities	866.4	861.1	795.5
Cash flows from investing activities
Additions to property, plant and equipment	(223.5)	(238.2)	(163.2)
Net cash used in investing activities	(223.5)	(238.2)	(163.2)
Cash flows from financing activities
Net proceeds from (repayments of) bank borrowings with maturities of 90 days or less	322.0	(86.0)	(80.0)
Bank borrowings with maturities of greater than 90 days
Borrowings	-	20.0	-
Repayments	(2.5)	(10.0)	(10.0)
Proceeds from issuance of senior notes	-	400.0	750.0
Deferred financing costs	-	(13.3)	(11.6)
Transaction costs	(3.1)	(1.5)	(2.1)
Class B unit repurchase	(400.0)	(400.0)	(750.0)
Distributions to shareholders	(127.5)	(91.0)	(49.4)
Distributions to noncontrolling interest	(429.5)	(440.2)	(479.6)
Net cash used in financing activities	(640.6)	(622.0)	(632.7)
Increase (decrease) in cash and cash equivalents	2.3	0.9	(0.4)
Cash and cash equivalents, beginning of period	3.1	2.2	2.6
Cash and cash equivalents, end of period	$5.4	$3.1	$2.2
Supplemental disclosure of non-cash investing and financing activities:
(Increase) decrease in accrued capital expenditures and related liabilities	$(22.2)	$6.5	$(19.8)
Recognition of deferred tax asset	$185.1	$86.4	$89.0
Tioga System Acquisition contingent liability adjustment	$-	$(2.9)	$(4.1)

See accompanying notes to consolidated financial statements.

HESS MIDSTREAM LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, references in this report to the “Company,” “we,” “our,” “us” or like terms, refer to Hess Midstream LP and its subsidiaries. The “Partnership” refers to Hess Midstream Operations LP (formerly Hess Midstream Partners LP), a consolidated subsidiary of the Company. Our “general partner” refers to Hess Midstream GP LP. “Hess” refers collectively to Hess Corporation and its subsidiaries, other than us.

Note 1. Description of Business

Description of Business. We are a fee-based, growth-oriented, Delaware limited partnership formed by Hess Infrastructure Partners GP LLC, the general partner of Hess Infrastructure Partners LP (“HIP”), and our general partner to own, operate, develop and acquire a diverse set of midstream assets and provide fee-based services to Hess and third-party customers. HIP was originally formed in 2015 as a 50/50 joint venture between Hess and Global Infrastructure Partners (“GIP” and, together with Hess, the “Sponsors”). We are managed and controlled by Hess Midstream GP LLC, the general partner of our general partner.

On April 10, 2017, we completed an initial public offering (“IPO”) as a master limited partnership, pursuant to which HIP contributed to the Partnership a 20% controlling economic interest in each of (i) Hess North Dakota Pipelines Operations LP; (ii) Hess TGP Operations LP; and (iii) Hess North Dakota Export Logistics Operations LP (collectively, the “Joint Interest Assets”) and a 100% interest in Hess Mentor Storage Holdings LLC. HIP owned the remaining 80% economic interest in the Joint Interest Assets, a 100% interest in certain other businesses, including Hess’ Bakken water services business (“Hess Water Services”), which it acquired from Hess on March 1, 2019, and a 100% interest in Hess Midstream Partners GP LP (“MLP GP LP”), which held all of the Partnership’s outstanding incentive distribution rights and the general partner interest in the Partnership, and controlled the Partnership.

On December 16, 2019, the Company and the Partnership completed the transactions (the “Restructuring”) contemplated by the Partnership Restructuring Agreement, dated October 3, 2019, by and among the Company, the Partnership and the other parties thereto. Pursuant to the Restructuring, the Partnership acquired HIP, including HIP’s 80% interest in the Joint Interest Assets, 100% interest in Hess Water Services and the outstanding economic general partner interest and incentive distribution rights in the Partnership. The Partnership’s organizational structure converted from a master limited partnership into an “Up-C” structure in which the Partnership’s public unitholders received newly issued Class A Shares in the Company in a one-for-one exchange. Class A Shares commenced trading on the New York Stock Exchange under the former symbol “HESM” on December 17, 2019. As a result of the Restructuring, the Company was delegated control of the Partnership and replaced the Partnership as its publicly traded successor. The Partnership changed its name to “Hess Midstream Operations LP” and became a consolidated subsidiary of the Company. After consummation of the Restructuring, the Sponsors and their affiliates own an aggregate of 898,000 Class A shares in the Company, all of the Class B units representing noncontrolling limited partner interests in the Partnership, 100% interest in the general partner of the Company and, through their ownership of the general partner, continue to have the right to elect the entire board of directors.

On October 22, 2023, Hess entered into an Agreement and Plan of Merger (the “Chevron Merger Agreement”) with Chevron Corporation (“Chevron”) and Yankee Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”). The Chevron Merger Agreement provides that, among other things and subject to the terms and conditions of the Chevron Merger Agreement, Merger Subsidiary will be merged with and into Hess, with Hess surviving and continuing as the surviving corporation in the merger as a direct, wholly-owned subsidiary of Chevron (such transaction, the “Chevron Merger”). The Chevron Merger is subject to shareholder and regulatory approvals and other closing conditions. Upon consummation of the proposed transaction, Chevron will acquire Hess’ 37.8% ownership in the Company, including its right to appoint four directors to the Company’s Board. The Company’s contract structure remains in place.

Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we collectively refer to as the Bakken. Our assets and operations are organized into the following three segments: (i) gathering, (ii) processing and storage and (iii) terminaling and export (see Note 12, Segments).

Significant Activities. In 2023, we added 70 MMcf/d of compression capacity by constructing one new greenfield compressor station and expanding an existing compressor station. Construction was also completed on an additional greenfield compressor station that, once put into operation in early 2024, will further increase compression capacity by approximately 30 MMcf/d.

In 2022, we brought online two new greenfield compressor stations. In aggregate, the new stations provide an additional 85 MMcf/d of installed capacity and can be expanded up to 130 MMcf/d in the future.

In 2020, we completed construction of a 150 MMcf/d natural gas processing capacity expansion at our Tioga Gas Plant (“TGP”). In the third quarter of 2021, we safely and successfully completed the planned maintenance turnaround at TGP, during which a series of plant tie-ins for the TGP expansion were also completed. The expansion was placed in service in October 2021. Total processing capacity of 400 MMcf/d became available concurrent with the completion of a third-party residue export expansion in February 2022.

LM4 Joint Venture. On January 25, 2018, we entered into a 50/50 joint venture with Targa Resources Corp. (“Targa”) to construct a new 200 MMcf/d gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant. See Note 4, Related Party Transactions.

Note 2. Summary of Significant Accounting Policies and Basis of Presentation

Consolidation. The consolidated financial statements include our accounts and the accounts of entities over which we have a controlling financial interest through our ownership or the majority voting interests of the entity. We consolidate the activities of the Partnership as a variable interest entity (“VIE”) under U.S. Generally Accepted Accounting Principles (“GAAP”). We have concluded that we are the primary beneficiary of the VIE, as defined in the accounting standards, since we have the power, through our ownership, to direct those activities that most significantly impact the economic performance of the Partnership. This conclusion was based on a qualitative analysis that considered the Partnership’s governance structure and the delegation of control provisions, which provide us the ability to control the operations of the Partnership. All financial statement activities associated with the VIE are captured within gathering, processing and storage, and terminaling and export segments (see Note 12, Segments). At December 31, 2023, our noncontrolling interest represents the 69.8% interest in the Partnership retained by Hess and GIP (2022: 81.7%). All intercompany transactions and balances have been eliminated.

Use of Estimates. We prepare our consolidated financial statements in conformity with the U.S. GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less when acquired.

Accounts Receivable – Trade. Trade accounts receivable represent valid claims against nonaffiliated customers for services rendered. We present accounts receivable net of an allowance for credit losses to reflect the net amount expected to be collected. There were no doubtful accounts written off, nor have we provided an allowance for credit losses, as of December 31, 2023 and 2022.

Accounts Receivable – Affiliate. We record affiliate accounts receivable upon performance of services to affiliated companies. Generally, we receive payments from affiliated companies on a monthly basis, shortly after performance of services. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2023 and 2022.

Property, Plant and Equipment. Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and other projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

Capitalization of Interest. Interest charges from borrowings are capitalized on material projects using the weighted average cost of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is depreciated over the useful lives of the assets in the same manner as the depreciation of the underlying assets.

Impairment of Long‑Lived Assets. We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between the fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. No impairments of long‑lived assets were recorded during the years ended December 31, 2023, 2022 and 2021.

Leases. We determine if an arrangement is a lease at inception. Operating lease right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease right-of-use asset includes any initial direct costs and excludes lease incentives received. The lease term used in measurement of our lease obligations may include periods covered by an option to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has elected not to recognize lease assets and lease liabilities for leases with a term of 12 months or less for all classes of underlying assets. Our lease agreements may include lease and non-lease components, which are generally accounted for separately.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. Difference in the basis of the investment and the underlying net asset value of the equity investee is amortized into net income over the remaining useful lives of the underlying assets. Earnings from equity investments represent our proportionate share of net income generated by the equity investee. We classify distributions received from equity method investees on the basis of the nature of the activity of the investee that generated the distribution as either a return on investment classified as cash inflows from operating activities or a return of investment classified as cash inflows from investing activities when such information is available to us.

Deferred Financing Costs. We capitalize debt issuance costs and fees incurred related to the procurement of our credit facilities. We amortize such costs as additional interest expense over the life of the credit agreement using the straight-line method, which approximates the effective interest method. Unamortized deferred financing costs related to our revolving credit facility are presented in Other noncurrent assets (2023: $7.4 million, 2022: $9.5 million) and unamortized deferred financing costs and discounts related to our fixed-rate senior notes and our term loan are presented as a direct reduction to the Long-term debt (2023: $26.1 million, 2022: $32.4 million) in the accompanying consolidated balance sheets.

Asset Retirement Obligations. We record legal obligations to remove and dismantle long-lived assets. We recognize a liability for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred if the liability can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. Accretion expense is included in Depreciation expense in the consolidated statement of operations. At December 31, 2023, the asset retirement obligation balance included in Other noncurrent liabilities was $10.9 million and the current portion included in Accrued liabilities was $3.0 million (2022: $10.8 million and $3.0 million, respectively).

Revenue Recognition—Contracts with Customers. We earn substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs, gathering and disposing produced water, and storing and terminaling propane. We do not own or take title to the volumes that we handle. Effective January 1, 2014, we entered into (i) gas gathering, (ii) crude oil gathering, (iii) gas processing and fractionation, (iv) storage services and (v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess, and effective January 1, 2019, we entered into water gathering and disposal services fee-based agreements with a subsidiary of Hess.

Our responsibilities to provide each of the above services for each year under each of the commercial agreements are considered separate, distinct performance obligations. We recognize revenues for each performance obligation under our commercial agreements over‑time as services are rendered using the output method, measured using the amount of volumes serviced during the period. The minimum volume commitments are subject to fluctuation based on nominations covering substantially all of Hess’ production and projected third-party volumes that will be purchased by Hess in the Bakken. As the minimum volume commitments are subject to fluctuation, and these commercial agreements contain fee inflation escalators and fee recalculation mechanisms, substantially all of the transaction price, as this term is defined in Accounting Standards Codification (“ASC”) Topic, ASC 606, is variable at inception of each of the commercial agreements. As the variability is resolved prior to the recognition of revenue, we do not apply a constraint to the transaction price at the inception of the commercial agreements. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled. There are no significant financing components in any of our commercial agreements.

The minimum volumes that Hess provides to our assets under our commercial agreements include dedicated production covering substantially all of Hess’ existing and future owned or controlled production in the Bakken and projected third-party volumes owned or controlled by Hess through dedicated third-party contracts. If Hess delivers volumes less than the applicable minimum volume commitments under our commercial agreements during any quarter, Hess is obligated to pay us a shortfall fee equal to the volume deficiency multiplied by the related gathering, processing and/or terminaling fee, as applicable. Our responsibility to stand-ready to service a minimum volume over each quarterly commitment period represents a separate, distinct performance obligation. Currently, and for the remainder of the Initial Term of each commercial agreement as described in Note 4, volume deficiencies are measured quarterly and recognized as revenue in the same period, as any associated shortfall payments are not subject to future reduction or offset. During the Secondary Term of each commercial agreement as described in Note 4, Hess will be entitled to receive a credit, calculated in barrels or Mcf, as applicable, with respect to the amount of any shortfall fee paid by Hess, which will initially be reported in deferred revenue. Hess may apply such credit against the fees payable for any volumes delivered to us under the applicable agreement in excess of Hess’ nominated volumes up to four quarters after such credit is earned. Unused credits by Hess will be recognized as revenue when they expire after four quarters. However, Hess will not be entitled to receive any such credit with respect to crude oil terminaling services under our terminal and export services agreement or water handling services under our water gathering and disposal services agreements.

In addition, we provide gathering and processing services directly to third-party customers. We recognize revenues for each performance obligation under our direct contracts with third-party customers over-time as services are rendered using the output method, measured using the amount of volumes serviced during the period.

Our revenues also include pass‑through third‑party rail transportation costs, third-party produced water trucking and disposal costs, electricity fees and certain other fees for which we recognize revenues in an amount equal to the costs.

Depreciation Expense. We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. Depreciation lives range from 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Income Taxes. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is established to reduce the deferred tax assets to the amount expected to be realized.

Environmental and Legal Contingencies. We accrue and expense environmental costs on an undiscounted basis to remediate existing conditions related to past operations when the future costs are probable and reasonably estimable.

In the ordinary course of business, the Company is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

Fair Value Measurements. We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the level of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability within the fair value measurement hierarchy is based on the lowest level of input significant to its fair value.

There were no nonrecurring fair value measurements during the years ended December 31, 2023 and 2022. We had other short‑term financial instruments, primarily cash and cash equivalents, accounts receivable and accounts payable, for which the carrying value approximated their fair value as of December 31, 2023 and 2022.

New Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU adds required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help users of financial statements understand how the chief operating decision maker evaluates segment expenses and operating results. The ASU does not change how an entity identifies its operating segments. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We adopted this ASU on April 1, 2024, and applied the amendments retrospectively to all prior periods presented in our consolidated financial statements (see Note 12, Segments).

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires, among other disclosures, greater disaggregation of information, the use of certain categories in the rate reconciliation, and the disaggregation of income taxes paid by jurisdiction. The ASU is effective for public business entities for fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted. We are currently assessing the impact of adopting this new ASU on our consolidated financial statements.

Note 3. Equity Transactions

Equity Offering Transactions

During the years ended December 31, 2023, 2022 and 2021, our Sponsors sold the following aggregate number of our Class A shares representing limited partner interests (“Class A Shares”) in underwritten public offering transactions:

Public Offering Date	Number of Shares Offered	Overallotment Option(1)	Total Number of Shares Offered	Public Offering Price(2)
March 15, 2021	6,000,000	900,000	6,900,000	$21.00
October 8, 2021	7,500,000	1,125,000	8,625,000	$26.00
April 4, 2022	8,900,000	1,335,000	10,235,000	$29.50
May 19, 2023	11,100,000	1,665,000	12,765,000	$27.00
August 17, 2023(3)	10,000,000	1,500,000	11,500,000	$28.80
(1)
Overallotment options were exercised in full on the same date as the public offering date unless stated otherwise.
(2)
Public offering price excluding underwriting discounts.
(3)
The overallotment option for this transaction was exercised in full on August 22, 2023.

The Sponsors received net proceeds from the 2023 equity offering transactions of approximately $662.2 million in total, after deducting underwriting discounts (2022: $291.7 million, 2021: $356.5 million in total, after deducting underwriting discounts). The Company did not receive any proceeds in the equity offering transactions. The above equity offering transactions were conducted pursuant to a registration rights agreement among us and the Sponsors. The Class A Shares sold in the offerings were obtained by the Sponsors by exchanging to us the respective number of their Class B Units in the Partnership, together with an equal number of our Class B Shares and, as a result, the total number of Class A and Class B Shares did not change. The Company retained control in the Partnership based on the delegation of control provisions, as described in Note 2, Summary of Significant Accounting Policies and Basis of Presentation. As a result of the equity offering transactions described above, we recognized adjustments increasing the carrying amount of the Class A shareholders’ capital balance by $17.8 million (2022: $27.0 million, 2021: $52.4 million) and decreasing the carrying amount of noncontrolling interest by an equal amount to reflect the change in ownership interest.

Class B Unit Repurchases

For the years ended December 31, 2023, 2022 and 2021, we had the following activity related to Class B unit repurchases (aggregate purchase price in millions):

Closing Date	Number of Units Repurchased	Aggregate Purchase Price	Purchase Price Per Unit
August 10, 2021	31,250,000	$750.0	$24.00
April 4, 2022	13,559,322	$400.0	$29.50
March 30, 2023	3,619,254	$100.0	$27.63
June 29, 2023	3,350,084	$100.0	$29.85
September 22, 2023	3,301,420	$100.0	$30.29
November 16, 2023	3,370,407	$100.0	$29.67

On July 27, 2021, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors 31,250,000 Class B Units representing limited partner interests in the Partnership for an aggregate purchase price of $750.0 million. The purchase price per Class B Unit was $24.00, representing an approximate 4% discount to the 30-day volume weighted average trading price of Class A shares representing limited partner interests in the Company through July 27, 2021. The repurchase transaction closed on August 10, 2021 and was funded through issuance by the Partnership of $750.0 million aggregate principal amount of senior unsecured notes (see Note 7, Debt and Interest Expense).

On March 29, 2022, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors, subject to the secondary equity offering transaction described above, an aggregate number of Class B Units representing limited partner interests in the Partnership to be determined by dividing (a) $400.0 million by (b) the public offering price of the Class A Shares to be set in the secondary offering. On April 4, 2022, the repurchase transaction closed, and the Partnership purchased directly from the Sponsors 13,559,322 Class B Units at a purchase price per Class B Unit of $29.50, which is equal to the public offering price per Class A Share in the transaction described above. The repurchase transaction was funded using borrowings under the Partnership’s revolving credit facility, which were subsequently repaid with proceeds from an issuance by the Partnership of $400.0 million senior unsecured notes (see Note 7, Debt and Interest Expense).

On March 27, 2023, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors 3,619,254 Class B Units for an aggregate purchase price of approximately $100.0 million. The repurchase transaction was consummated on March 30, 2023. The purchase price per Class B Unit was $27.63, the closing price of the Class A Shares on March 27, 2023.

On June 26, 2023, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors 3,350,084 Class B Units for an aggregate purchase price of approximately $100.0 million. The repurchase transaction was consummated on June 29, 2023. The purchase price per Class B Unit was $29.85, the closing price of the Class A Shares on June 26, 2023.

On September 19, 2023, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors 3,301,420 Class B Units for an aggregate purchase price of approximately $100.0 million. The repurchase transaction was consummated on September 22, 2023. The purchase price per Class B Unit was $30.29, the closing price of the Class A Shares on September 19, 2023.

On November 13, 2023, the Company, the Partnership and our Sponsors entered into a unit repurchase agreement pursuant to which the Partnership agreed to purchase from the Sponsors 3,370,407 Class B Units for an aggregate purchase price of approximately $100.0 million. The repurchase transaction was consummated on November 16, 2023. The purchase price per Class B Unit was $29.67, the closing price of the Class A Shares on November 13, 2023.

The 2023 unit repurchase transactions were funded using borrowings under the Partnership’s existing revolving credit facility (see Note 7, Debt and Interest Expense).

Pursuant to the terms of the repurchase agreements described above, immediately following each purchase of the Class B Units from the Sponsors, the Partnership cancelled the repurchased units, and the Company cancelled, for no consideration, an equal number of Class B Shares representing limited partner interests in the Company held by the Company’s general partner.

The repurchase transactions were accounted for in accordance with ASC 810 whereby changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for as equity transactions. The carrying amounts of the noncontrolling interest were adjusted to reflect the changes in the ownership interest with the difference between the amounts of consideration paid and the amounts by which the noncontrolling interest were adjusted recognized as a reduction in equity attributable to Class A shareholders. We incurred approximately $3.3 million of costs directly attributable to the repurchase transaction (2022: $1.5 million, 2021: $2.1 million) that were charged to equity.

As a result of the equity offering transactions and the repurchase transactions described above, we also recognized an additional deferred tax asset of $185.1 million (2022: $86.4 million, 2021: $89.0 million) related to the change in the temporary difference between the carrying amount and the tax basis of our investment in the Partnership. The effect of recognizing the additional deferred tax asset was included in Class A shareholders’ equity balance in the accompanying consolidated statement of changes in partners’ capital due to the transaction being characterized as a transaction among or with shareholders.

See Note 8. Partners’ Capital and Distributions for the impact of the above equity transactions on the number of shares outstanding.

Note 4. Related Party Transactions

We are part of the consolidated operations of Hess, and substantially all of our revenues as shown on the accompanying consolidated statements of operations for the years ended December 31, 2023, 2022 and 2021 were derived from transactions with Hess and its affiliates. During the year ended December 31, 2023, we began providing our services directly to third-party customers and we plan to increase our services to third parties in the future. Hess also provides substantial operational and administrative services to us in support of our assets and operations. In addition, we had Class B unit repurchase transactions and distributions to the Sponsors, which are disclosed elsewhere in the Notes to consolidated financial statements.

Commercial Agreements

We have long-term fee-based commercial agreements with certain subsidiaries of Hess to provide i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, v) terminaling and export services, and (vi) water handling services.

For the services performed under these commercial agreements, we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. MVCs are equal to 80% of Hess’ nominations in each development plan that apply on a three-year rolling basis such that MVCs are set for the three years following the most recent nomination. Without our consent, the MVCs resulting from the nominated volumes for any quarter or year contained in any prior development plan cannot be reduced by any updated development plan unless dedicated production is released by us. The applicable MVCs may, however, be increased as a result of the nominations contained in any such updated development plan. If Hess fails to deliver its applicable MVCs during any quarter, then Hess will pay us a shortfall fee equal to the volume of the deficiency multiplied by the applicable fee.

Except for the water services agreements and except for a certain gathering sub-system as described below, each of our commercial agreements with Hess had an initial 10-year term effective January 1, 2014 (“Initial Term”). For this gathering sub-system, the Initial Term is 15 years effective January 1, 2014 and for the water services agreements the Initial Term is 14 years effective January 1, 2019. Each of our commercial agreements other than our storage services agreement includes an inflation escalator capped at 3% in any calendar year and a fee recalculation mechanism that allows fees to be adjusted annually during the Initial Term for updated estimates of cumulative throughput volumes and our capital and operating expenditures in order to target a return on capital deployed over the Initial Term of the applicable commercial agreement (or, with respect to the crude oil services fee under our terminal and export services agreement, the 20-year period commencing on the effective date of the agreement).

For certain crude oil gathering, terminaling, storage, gas processing and gas gathering commercial agreements with Hess, we exercised our renewal options to extend each of these commercial agreement for one additional 10-year term (“Secondary Term”) effective January 1, 2024 through December 31, 2033. There were no changes to any provisions of the existing commercial agreements as a result of the exercise of the renewal options. For the remaining gathering sub-system, the Secondary Term is 5-years, and for the water services agreements the Secondary Term is 10 years, and we have the sole option to renew these remaining agreements for their Secondary Term that is exercisable at a later date. Upon the expiration of the Secondary Term, if any, the agreements will automatically renew for subsequent one-year periods unless terminated by either party no later than 180 days prior to the end of the applicable Secondary Term.

Consistent with the existing terms of the commercial agreements, during the Secondary Term of each of our commercial agreements other than our storage services agreement and terminal and export services agreement (with respect to crude oil terminaling services), the fee recalculation model under each applicable agreement will be replaced by an inflation-based fee structure. The initial fee for the first year of the Secondary Term will be determined based on the average fees paid by Hess under the applicable agreement during the last three years of the Initial Term (with such fees adjusted for inflation through the first year of the Secondary Term). For each year following the first year of the Secondary Term, the applicable fee will be adjusted annually based on the percentage change in the consumer price index, provided that we may not increase any fee by more than 3% in any calendar year solely by reason of an increase in the consumer price index, and no fee will ever be reduced below the amount of the applicable fee payable by Hess in the prior year as a result of a decrease in the consumer price index. During the Secondary Term, MVCs will continue to be set at 80% of Hess’ nominated volumes in each development plan set three years in advance. Except for the crude oil terminaling and water handling services, Hess will be entitled to receive a credit, calculated in barrels or Mcf, as applicable, with respect to the amount of any shortfall fee paid by Hess and may apply such credit against any volumes delivered to us under the applicable agreement in excess of Hess’s nominated volumes during any of the following four quarters after such credit is earned, after which time any unused credits will expire. The shortfall amounts received under MVCs during the Secondary Term (except for the crude oil terminaling and water handling services) will be recorded as deferred revenue and recognized as revenue as the credits are utilized or expire.

For the years ended December 31, 2023, 2022 and 2021, approximately 99%, 100%, and 100%, respectively, of our revenues were attributable to our fee‑based commercial agreements with Hess, including revenues from third‑party volumes contracted with Hess and delivered to us under these agreements. In 2023, we began providing our services directly to third-party customers. Together with Hess, we are pursuing strategic relationships with third-party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

Revenues from contracts with customers, including affiliated services and third-party services, on a disaggregated basis were as follows:

	Year Ended December 31,
	2023	2022	2021
(in millions)
Affiliate services
Oil and gas gathering services	$633.8	$600.8	$540.4
Processing and storage services	496.0	470.8	435.7
Terminaling and export services	114.4	124.5	137.5
Water gathering and disposal services	93.9	77.1	90.2
Total affiliate services	$1,338.1	$1,273.2	$1,203.8
Third-party services	8.0	-	-
Total revenues from contracts with customers	$1,346.1	$1,273.2	$1,203.8
Other income	2.5	2.0	-
Total revenues	$1,348.6	$1,275.2	$1,203.8

The following table presents MVC shortfall fees earned during each period:

	Year Ended December 31,
	2023	2022	2021
(in millions)
Oil and gas gathering services	$8.2	$93.0	$43.0
Processing and storage services	(0.3)	34.9	4.4
Terminaling and export services	3.2	32.0	32.8
Water gathering disposal services	-	0.4	6.8
Total	$11.1	$160.3	$87.0

The following table presents third-party pass-through costs for which we recognize revenues in an amount equal to the costs. These third-party costs are included in Operating and maintenance expenses in the accompanying consolidated statements of operations.

	Year Ended December 31,
	2023	2022	2021
(in millions)
Electricity and other related fees	$47.8	$44.8	$50.3
Produced water trucking and disposal costs	38.5	33.1	37.0
Rail transportation costs	(3.4)	3.5	0.1
Total	$82.9	$81.4	$87.4

Omnibus and Employee Secondment Agreements

We entered into an omnibus agreement with Hess under which we pay Hess on a monthly basis an amount equal to the total allocable costs of Hess’ employees and contractors, subcontractors or other outside personnel engaged by Hess and its subsidiaries to the extent such employees and outside personnel perform operational and administrative services for us in support of our assets, plus a specified percentage markup of such amount depending on the type of service provided, as well as an allocable share of direct costs of providing these services.

We also entered into an employee secondment agreement with Hess under which certain employees of Hess are seconded to our general partner to provide services with respect to our assets and operations, including executive oversight, business and corporate development, unitholder and investor relations, communications and public relations, routine and emergency maintenance and repair services, routine operational services, routine administrative services, construction services, and such other operational, commercial and business services that are necessary to develop and execute the Company’s business strategy. On a monthly basis, we pay a secondment fee to Hess that is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its affiliates in connection with employing the seconded employees to the extent such total costs are attributable to the provision of services with respect to the Company’s assets and operations.

For the years ended December 31, 2023, 2022 and 2021, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Year Ended December 31,
	2023	2022	2021
(in millions)
Operating and maintenance expenses	$79.7	$71.2	$63.6
General and administrative expenses	17.5	15.9	15.4
Total	$97.2	$87.1	$79.0

LM4 Agreements

Separately from our commercial agreements with Hess, effective January 24, 2018, we entered into a gas processing agreement with LM4, a 50/50 joint venture with Targa, under which we deliver natural gas to LM4, and LM4 processes and redelivers certain volumes of residue gas and NGLs resulting from such processing services. The agreement has a 16-year initial term, after which it is automatically renewed for subsequent one-year terms unless terminated by either party. Under this agreement, we pay a processing fee per Mcf of natural gas and reimburse LM4 for our proportionate share of electricity costs. These processing fees are included in Operating and maintenance expenses in the accompanying consolidated statements of operations.

We are entitled to 50% of the available processing capacity of the LM4 gas processing plant. Should Targa not use all of the remaining processing capacity at the plant on any day, such unutilized portion of the available capacity will be available for our use. Regardless of the actual portion of the plant available capacity utilized by each joint venture member during a given period, under the LM4 amended and restated limited liability company agreement, profits and losses and cash distributions of the LM4 joint venture are allocated 50/50 between Targa and us. LM4 was placed in service in the third quarter of 2019.

For the years ended December 31, 2023, 2022 and 2021, we had the following activity related to our agreements with LM4:

	Year Ended December 31,
	2023	2022	2021
(in millions)
Processing fee incurred	$24.0	$20.5	$27.7
Earnings from equity investments	$7.7	$5.3	$10.6
Distributions received from equity investments	$11.4	$13.0	$17.4

Note 5. Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

	Estimated useful lives	December 31, 2023	December 31, 2022
(in millions, except for number of years)
Gathering assets
Pipelines	22 years	$1,703.7	$1,591.7
Compressors, pumping stations and terminals	22 to 25 years	1,026.4	923.1
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Processing and fractionation facilities	25 years	424.7	414.4
Buildings	35 years	182.3	182.3
Logistics facilities and railcars	20 to 25 years	409.2	389.3
Storage facilities	20 to 25 years	19.9	19.7
Other	20 to 25 years	28.0	25.5
Construction-in-progress	N/A	136.3	136.3
Total property, plant and equipment, at cost		4,818.7	4,570.5
Accumulated depreciation		(1,589.5)	(1,397.7)
Property, plant and equipment, net		$3,229.2	$3,172.8

Note 6. Accrued Liabilities and Other Current Liabilities

Accrued liabilities are as follows:

	December 31, 2023	December 31, 2022
(in millions)
Accrued capital expenditures	$42.9	$24.1
Accrued interest	35.8	35.4
Other accruals	27.2	23.4
Total	$105.9	$82.9

Other current liabilities are as follows:

	December 31, 2023	December 31, 2022
(in millions)
Property and sales and use tax payable	$11.5	$10.7
Other current liabilities	0.6	0.7
Total	$12.1	$11.4

Note 7. Debt and Interest Expense

Total long-term debt is as follows:

	December 31, 2023	December 31, 2022
(in millions)
Fixed-rate senior notes:
5.625% due 2026	$800.0	$800.0
5.125% due 2028	550.0	550.0
4.250% due 2030	750.0	750.0
5.500% due 2030	400.0	400.0
Total fixed-rate senior notes	2,500.0	2,500.0
Term Loan A facility	397.5	400.0
Revolving credit facility	340.0	18.0
Total Borrowings	3,237.5	2,918.0
Unamortized deferred financing costs and discounts	(26.1)	(32.4)
Total debt	3,211.4	2,885.6
Less: current maturities of long-term debt	12.5	2.5
Total long-term debt	$3,198.9	$2,883.1

As of December 31, 2023, the maturity profile of total debt, excluding deferred financing costs and discounts, is as follows:

(in millions)	Total	2024	2025	2026	2027	2028	2029 and thereafter
Fixed-rate senior notes	$2,500.0	$-	$-	$800.0	$-	$550.0	$1,150.0
Term Loan facility	397.5	12.5	22.5	32.5	330.0	-	-
Revolving credit facility	340.0	-	-	-	340.0	-	-
Total debt (excluding interest)	$3,237.5	$12.5	$22.5	$832.5	$670.0	$550.0	$1,150.0

Fixed‑Rate Senior Notes

In April 2022, the Partnership issued $400.0 million aggregate principal amount of 5.500% fixed-rate senior unsecured notes due 2030 to qualified institutional investors. Interest is payable semi‑annually on April 15 and October 15, commencing October 15, 2022. The Partnership used the proceeds to repay the borrowings under its revolving credit facility used to finance the 2022 repurchase transaction (see Note 3, Equity Transactions).

In August 2021, the Partnership issued $750.0 million aggregate principal amount of 4.250% fixed‑rate senior unsecured notes due 2030 to qualified institutional investors. Interest is payable semi‑annually on February 15 and August 15. The Partnership used the proceeds to fund the 2021 repurchase transaction (see Note 3, Equity Transactions).

In December 2019, the Partnership issued $550.0 million aggregate principal amount of 5.125% fixed‑rate senior unsecured notes due 2028 to qualified institutional investors. Interest is payable semi‑annually on June 15 and December 15. The Partnership used the net proceeds to finance the acquisition of HIP, including to repay borrowings under HIP’s credit facilities, and pay related fees and expenses.

In December 2019, in connection with the Restructuring, the Partnership, assumed $800.0 million aggregate principal amount of 5.625% outstanding fixed-rate senior notes of HIP in a par-for-par exchange for newly issued 5.625% senior unsecured notes due 2026 of the Partnership. Interest is payable semi‑annually on February 15 and August 15.

At December 31, 2023 and 2022, the Partnership’s fixed-rate senior unsecured notes had a weighted average interest rate of 5.1%.

The notes described above are guaranteed by certain subsidiaries of the Partnership. Each of the indentures for the senior notes described above contains customary covenants that restrict our ability and the ability of our restricted subsidiaries to (i) declare or pay any dividend or make any other restricted payments; (ii) transfer or sell assets or subsidiary stock; (iii) incur additional debt; or (iv) make restricted investments, unless, at the time of and immediately after giving pro forma effect to such restricted payments and any related incurrence of indebtedness or other transactions, no default has occurred and is continuing or would occur as a consequence of such restricted payment and if the leverage ratio does not exceed 4.25 to 1.00. As of December 31, 2023, we were in compliance with all debt covenants under the indentures.

In addition, the covenants included in the indentures governing the senior notes contain provisions that allow the Company to satisfy the Partnership’s reporting obligations under the indentures, as long as any such financial information of the Company contains information reasonably sufficient to identify the material differences, if any, between the financial information of the Company, on the one hand, and the Partnership and its subsidiaries on a stand-alone basis, on the other hand and the Company does not directly own capital stock of any person other than the Partnership and its subsidiaries, or material business operations that would not be consolidated with the financial results of the Partnership and its subsidiaries. The Company is a holding company and has no independent assets or operations. Other than the interest in the Partnership and the effect of federal and state income taxes that are recognized at the Company level, there are no material differences between the consolidated financial statements of the Partnership and the consolidated financial statements of the Company.

Credit Facilities

In July 2022, the Partnership amended and restated its existing credit agreement for its senior secured credit facilities (the “Credit Facilities”) consisting of a $1.0 billion 5-year revolving credit facility and a fully drawn $400.0 million 5‑year Term Loan A facility. The amended and restated Credit Facilities mature in July 2027. Facility fees accrue on the total capacity of the revolving credit facility. Borrowings under the 5-year Term Loan A facility generally bear interest at Secured Overnight Financing Rate (”SOFR”) plus the applicable margin ranging from 1.65% to 2.55%, while the applicable margin for the 5‑year syndicated revolving credit facility ranges from 1.375% to 2.050%. Pricing levels for the facility fee and interest rate margins are based on the Partnership’s ratio of total debt to EBITDA (as defined in the Credit Facilities). If the Partnership obtains an investment grade credit rating, the pricing levels will be based on the Partnership’s credit ratings in effect from time to time. At December 31, 2023, borrowings of $340.0 million were drawn and outstanding under the Partnership’s revolving credit facility, and borrowings of $397.5 million, excluding deferred issuance costs, were drawn and outstanding under the Partnership’s Term Loan A facility.

The Credit Facilities can be used for borrowings and letters of credit for general corporate purposes. The Credit Facilities are guaranteed by each direct and indirect wholly owned material domestic subsidiary of the Partnership, and are secured by first priority perfected liens on substantially all of the assets of the Partnership and its direct and indirect wholly owned material domestic subsidiaries, including equity interests directly owned by such entities, subject to certain customary exclusions. The Credit Facilities contain representations and warranties, affirmative and negative covenants and events of default that the Partnership considers to be customary for an agreement of this type, including a covenant that requires the Partnership to maintain a ratio of total debt to EBITDA (as defined in the Credit Facilities) for the prior four fiscal quarters of not greater than 5.00 to 1.00 as of the last day of each fiscal quarter (5.50 to 1.00 during the specified period following certain acquisitions) and, prior to the Partnership obtaining an investment grade credit rating, a ratio of secured debt to EBITDA for the prior four fiscal quarters of not greater than 4.00 to 1.00 as of the last day of each fiscal quarter. As of December 31, 2023, the Partnership was in compliance with these financial covenants.

Fair Value Measurement

At December 31, 2023, our total debt had a carrying value of $3,211.4 million and had a fair value of approximately $3,143.3 million, based on Level 2 inputs in the fair value measurement hierarchy. The carrying value of the amounts under the Term Loan A facility and revolving credit facility at December 31, 2023, approximated their fair value. Any changes in interest rates do not impact cash outflows associated with fixed rate interest payments or settlement of debt principal, unless a debt instrument is repurchased prior to maturity.

Interest Paid

The total amount of interest paid on all fixed-rate senior notes and credit facilities, including facility fees, during the years ended December 31, 2023, 2022 and 2021 was $170.6 million, $136.8 million and $84.5 million, respectively.

Note 8. Partners’ Capital and Distributions

Shares Outstanding

As of December 31, 2023, our Sponsors and their affiliates, including our general partner, collectively held 898,000 Class A Shares (economic and voting) and 157,941,441 Class B Shares (non-economic, voting only) representing limited partner interests in the Company, and 157,941,441 Class B Units of the Partnership representing limited partner interests in the Partnership. Class B Units of the Partnership together with the equal number of Class B Shares of the Company are convertible to Class A Shares of the Company on a one-for-one basis.

The changes in the number of shares of the Company outstanding from December 31, 2020 through December 31, 2023 are as follows:

	Class A Shares
	Public	Sponsors	Total Class A Shares	Class B Shares Sponsors	Total Class A and Class B Shares
Balance, December 31, 2020	17,130,308	898,000	18,028,308	266,416,928	284,445,236
Equity-based compensation	118,760	-	118,760	-	118,760
Equity offering transaction - March 2021	6,900,000	-	6,900,000	(6,900,000)	-
Equity offering transaction - October 2021	8,625,000	-	8,625,000	(8,625,000)	-
Repurchase Transaction	-	-	-	(31,250,000)	(31,250,000)
Balance, December 31, 2021	32,774,068	898,000	33,672,068	219,641,928	253,313,996
Equity-based compensation	95,778	-	95,778	-	95,778
Equity offering transaction - April 2022	10,235,000	-	10,235,000	(10,235,000)	-
Repurchase Transaction	-	-	-	(13,559,322)	(13,559,322)
Balance, December 31, 2022	43,104,846	898,000	44,002,846	195,847,606	239,850,452
Equity-based compensation	99,801	-	99,801	-	99,801
Repurchase Transaction - March 2023	-	-	-	(3,619,254)	(3,619,254)
Equity offering transaction - May 2023	12,765,000	-	12,765,000	(12,765,000)	-
Repurchase Transaction - June 2023	-	-	-	(3,350,084)	(3,350,084)
Equity offering transaction - August 2023	11,500,000	-	11,500,000	(11,500,000)	-
Repurchase Transaction - September 2023	-	-	-	(3,301,420)	(3,301,420)
Repurchase Transaction - November 2023	-	-	-	(3,370,407)	(3,370,407)
Balance, December 31, 2023	67,469,647	898,000	68,367,647	157,941,441	226,309,088

Distributions

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date. The following table details the distributions declared and/or paid for the periods presented:

Period	Record Date	Distribution Date	Distribution per Class A Share
First Quarter 2021	May 3, 2021	May 13, 2021	$0.4526
Second Quarter 2021	August 9, 2021	August 13, 2021	$0.5042
Third Quarter 2021	November 4, 2021	November 12, 2021	$0.5104
Fourth Quarter 2021	February 3, 2022	February 14, 2022	$0.5167
First Quarter 2022	May 5, 2022	May 13, 2022	$0.5492
Second Quarter 2022	August 4, 2022	August 12, 2022	$0.5559
Third Quarter 2022	November 3, 2022	November 14, 2022	$0.5627
Fourth Quarter 2022	February 2, 2023	February 13, 2023	$0.5696
First Quarter 2023	May 4, 2023	May 12, 2023	$0.5851
Second Quarter 2023	August 3, 2023	August 14, 2023	$0.6011
Third Quarter 2023	November 2, 2023	November 14, 2023	$0.6175
Fourth Quarter 2023(1)	February 8, 2024	February 14, 2024	$0.6343

(1)
For more information, see Note 14, Subsequent Events.

Note 9. Earnings per Share

We calculate earnings per Class A Share as we do not have any other participating securities. Substantially all of income tax expense is attributed to earnings of Class A Shares reflective of our organizational structure. Class B Units of the Partnership together with the equal number of Class B Shares of the Company are convertible to Class A Shares of the Company on a one-for-one basis. In addition, our restricted equity-based awards may have a dilutive effect on our earnings per share. Diluted earnings per Class A Share are calculated using the “treasury stock method” or “if-converted method”, whichever is more dilutive.

	Year Ended December 31,
(in millions, except per share amounts)	2023	2022	2021
Net income	607.7	620.6	617.8
Less: Net income attributable to noncontrolling interest	489.1	536.7	571.4
Net income attributable to Hess Midstream LP	118.6	83.9	46.4
Net income attributable to Hess Midstream LP per Class A share:
Basic:	$2.11	$2.03	$1.81
Diluted:	$2.08	$2.01	$1.76
Weighted average Class A shares outstanding:
Basic:	56.2	41.3	25.6
Diluted:	56.3	41.4	25.7

For the year ended December 31, 2023, the weighted average number of Class A Shares outstanding included 40,210 dilutive restricted shares (2022: 70,795 shares; 2021: 103,672 shares).

In computing the dilutive effect, if any, of an exchange of Class B Units of the Partnership together with the equal number of Class B Shares of the Company to Class A Shares of the Company, net income attributable to Class A shareholders is adjusted, including for additional income tax expense, due to elimination of the noncontrolling interest associated with Class B Units of the Partnership. For the years ended December 31, 2023 and 2021, the “if-converted” method was more dilutive. A reconciliation of the numerator and the denominator of the diluted earnings per Class A Share calculation under the “if-converted” method, is presented below:

	Year Ended December 31,
	2023	2022	2021
(in millions, except per share data)
Diluted net income per share
Numerator:
Net income attributable to Hess Midstream LP	$118.6	$83.9	$46.4
Effect of exchange of Class B Units of the Partnership and the equal number of Class B Shares of the Company to Class A Shares of the Company	489.1	536.7	571.4
Effect of income tax expense on additional income attributable to Hess Midstream LP(1)	(119.3)	(130.9)	(139.4)
Diluted net income attributable to Hess Midstream LP	$488.4	$489.7	$478.4
Denominator:
Basic weighted average Class A Shares outstanding	56.2	41.3	25.6
Effect of dilutive securities:
Weighted average Class B Units/Shares	177.9	202.0	246.7
Restricted equity-based awards	0.1	0.1	0.1
Diluted weighted average shares outstanding	234.2	243.4	272.4
Diluted net income attributable to Hess Midstream LP per Class A Share	$2.08	$2.01	$1.76
(1)
Income tax effect is calculated assuming 24.39% blended U.S. federal and state income tax rate.

Note 10. Concentration of Credit Risk

As of December 31, 2023 and 2022, Hess and its affiliates represented approximately 98% and 100%, respectively, of accounts receivable from contracts with customers. Total revenues attributable to Hess for the years ended December 31, 2023, 2022 and 2021 were approximately 99%, 100%, and 100%, respectively.

Note 11. Commitments and Contingencies

Environmental Contingencies

The Company is subject to federal, state and local laws and regulations relating to the environment. On August, 12, 2022, the Company became aware of a produced water release from an underground pipeline located approximately 8 miles north of Ray, North Dakota. It is estimated that approximately 34,000 barrels of produced water were released, causing impacts to soils, crops, and groundwater. Remediation infrastructure was put in place and remediation and monitoring is ongoing.

As of December 31, 2023, our reserves for all estimated remediation liabilities, inclusive of the produced water release discussed above, in Accrued liabilities and Other noncurrent liabilities were $1.7 million and $5.3 million, respectively, compared with $1.4 million and $4.3 million, respectively, as of December 31, 2022.

Legal Proceedings

In the ordinary course of business, the Company is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

On or about March 14, 2023, the Company received a Notice of Violation (the “Notice”) from the North Dakota Department of Environmental Quality (“DEQ”) in connection with the produced water release described under Environmental Contingencies above. The Notice alerted the Company that it may have violated the State’s water pollution control laws, but neither imposed nor waived any enforcement action. On January 11, 2024, the DEQ proposed an Administrative Consent Agreement (“ACA”) that included an administrative penalty of $0.4 million and further line monitoring practices with respect to certain water gathering pipelines. The Company is evaluating the proposed ACA and is engaging in further discussions with DEQ.

Based on currently available information, we believe it is remote that the outcome of known matters, including the produced water release described above, would have a material adverse impact on our financial condition, results of operations or cash flows. Accordingly, as of December 31, 2023 and December 31, 2022, we did not have material accrued liabilities for legal contingencies.

Lease and Purchase Obligations

As of December 31, 2023 and 2022, we did not have material lease obligations.

As of December 31 2023, we had unconditional purchase commitments of $15.8 million for the year ending December 31, 2024, and none for the years thereafter.

Note 12. Segments

Our operations are located in the United States and are organized into three reportable segments: (i) gathering, (ii) processing and storage and (iii) terminaling and export. Our reportable segments comprise the structure used by our Chief Executive Officer and Chief Financial Officer, who, collectively, have been determined to be our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Interest and Other includes certain functional departments that do not recognize revenues. The accounting policies of the segments are identical to those described in Note 2, Summary of Significant Accounting Policies and Basis of Presentation.

Our CODM evaluates the segments’ operating performance based on Adjusted EBITDA, defined as net income (loss) before interest expense, income tax (benefit), and depreciation and amortization, as further adjusted for other non‑cash, non‑recurring items, if applicable. For all of the segments, the CODM uses segment Adjusted EBITDA in the annual budgeting and monthly forecasting process. The CODM considers budget-to-current forecast and prior forecast-to-current forecast variances for Adjusted EBITDA on a monthly basis for evaluating performance of each segment and making decisions about allocating capital and other resources to each segment.

Gathering. Our gathering segment consists of the following assets:

•
Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third‑party owned or operated wells to the Tioga Gas Plant, LM4 gas processing plant, and third‑party pipeline facilities. The system also includes the Hawkeye Gas Facility.
•
Crude Oil Gathering: A crude oil gathering system located primarily in McKenzie, Williams, and Mountrail Counties, North Dakota, connecting Hess and third‑party owned or operated wells to the Ramberg Terminal Facility and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility.
•
Produced Water Gathering and Disposal. A produced water gathering system and disposal facilities located primarily in Williams and Mountrail Counties, North Dakota.

Processing and Storage. Our processing and storage segment consists of the following assets:

•
Tioga Gas Plant (TGP). A natural gas processing and fractionation plant located in Tioga, North Dakota.
•
Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.
•
Equity Investment in LM4 Joint Venture. The Partnership’s 50% equity method investment in LM4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota.

Terminaling and Export. Our terminaling and export segment consists of the following assets:

•
Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal, Dakota Access Pipeline (“DAPL”) and other third‑party pipelines and storage facilities.
•
Tioga Rail Terminal. A crude oil and NGL rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.
•
Crude Oil Rail Cars. A total of 550 crude oil rail cars, constructed to the DOT‑117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.
•
Johnson’s Corner Header System. An approximately six‑mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to DAPL and other third‑party interstate pipeline systems.
•
Other DAPL Connections. Various connections into DAPL that receive crude oil by pipeline from the crude oil gathering system for delivery into DAPL.

The following tables reflect certain financial data for each reportable segment:

	Gathering	Processing and Storage	Terminaling and Export	Total Reportable Segments	Interest and Other	Consolidated
(in millions)
For the Year Ended December 31, 2023
Revenues and other income	$730.0	$501.7	$116.9	$1,348.6	$-	$1,348.6
Operating and maintenance expenses (exclusive of depreciation shown separately below)	185.3	99.0	28.7	313.0	-	313.0
Depreciation expense	115.6	59.9	17.0	192.5	-	192.5
General and administrative expenses	10.9	5.3	1.3	17.5	8.7	26.2
Income from equity investments	-	7.7	-	7.7	-	7.7
Interest expense, net	-	-	-	-	179.0	179.0
Income tax expense	-	-	-	-	37.9	37.9
Adjusted EBITDA	533.8	405.1	86.9	1,025.8
Capital expenditures	224.5	11.2	10.0	245.7

	Gathering	Processing and Storage	Terminaling and Export	Total Reportable Segments	Interest and Other	Consolidated
(in millions)
For the Year Ended December 31, 2022
Revenues and other income	$677.9	$470.8	$126.5	$1,275.2	$-	$1,275.2
Operating and maintenance expenses (exclusive of depreciation shown separately below)	170.2	85.0	24.4	279.6	-	279.6
Depreciation expense	107.4	57.7	16.2	181.3	-	181.3
General and administrative expenses	10.7	4.3	0.9	15.9	7.2	23.1
Income from equity investments	-	5.3	-	5.3	-	5.3
Interest expense, net	-	-	-	-	149.3	149.3
Income tax expense	-	-	-	-	26.6	26.6
Adjusted EBITDA	497.0	386.8	101.2	985.0
Capital expenditures	210.2	8.8	12.8	231.8

	Gathering	Processing and Storage	Terminaling and Export	Total Reportable Segments	Interest and Other	Consolidated
(in millions)
For the Year Ended December 31, 2021
Revenues and other income	$630.6	$435.7	$137.5	$1,203.8	$-	$1,203.8
Operating and maintenance expenses (exclusive of depreciation shown separately below)	143.1	128.4	16.8	288.3	-	288.3
Depreciation expense	101.0	48.4	16.2	165.6	-	165.6
General and administrative expenses	8.9	5.7	0.8	15.4	7.3	22.7
Income from equity investments	-	10.6	-	10.6	-	10.6
Interest expense, net	-	-	-	-	105.4	105.4
Income tax expense	-	-	-	-	14.6	14.6
Adjusted EBITDA	478.6	312.2	119.9	910.7
Capital expenditures	154.0	28.8	0.2	183.0

The following table presents a reconciliation of reportable segment Adjusted EBITDA to income before income tax expense:

	Year Ended December 31,
(in millions)	2023	2022	2021
Reconciliation of reportable segment Adjusted EBITDA to income before income tax expense:
Total reportable segment Adjusted EBITDA	$1,025.8	$985.0	$910.7
Less:
Depreciation expense	192.5	181.3	165.6
Unallocated general and administrative expenses	8.7	7.2	7.3
Interest expense, net	179.0	149.3	105.4
Income before income tax expense	$645.6	$647.2	$632.4

Total assets for reportable segments are as follows:

	December 31, 2023	December 31, 2022
(in millions)
Gathering	$2,138.6	$2,022.0
Processing and Storage(1)	1,048.4	1,099.2
Terminaling and Export	264.4	275.8
Interest and Other	338.1	191.2
Total assets	$3,789.5	$3,588.2
(1)
Includes investment in equity investees of $90.2 million as of December 31, 2023 and $93.9 million as of December 31, 2022.

Note 13. Income Taxes

Although the Company is a Delaware limited partnership, we are subject to corporate income tax on our share of the Partnership’s earnings because of our election to be treated as a corporation for U.S. federal and state income tax purposes. The provision (benefit) for income taxes consisted of:

	Year Ended December 31,
(in millions)	2023	2022	2021
Federal
Current	$0.1	$0.1	$0.1
Deferred taxes and other accruals	31.2	22.8	12.5
State	6.6	3.7	2.0
Total provision (benefit) for income taxes	$37.9	$26.6	$14.6

The difference between the effective income tax rate and the U.S. statutory rate is reconciled below:

	Year Ended December 31,
	2023	2022	2021
U.S. statutory rate	21.0%	21.0%	21.0%
Noncontrolling interest in partnership	(15.9)	(17.4)	(19.0)
State income taxes, net of federal income tax	0.8	0.5	0.3
Effective rate	5.9%	4.1%	2.3%

As a result of the equity offering and unit repurchase transactions (see Note 3, Equity Transactions), we recognized an additional deferred tax asset in the total amount of $185.1 million (2022: $86.4 million) related to the change in the temporary difference between carrying amount and tax basis of our investment in the Partnership. The effect of recognizing the additional deferred tax asset was included in Class A shareholders’ equity balance in the accompanying consolidated statement of changes in partners’ capital due to the transactions being characterized as transactions among or with shareholders.

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
(in millions)
Deferred tax liabilities
Investments	$(0.5)	$(0.5)
Total deferred tax liabilities	(0.5)	(0.5)
Deferred tax assets
Investments	278.2	148.9
Net operating loss carryforwards	46.2	28.3
Total deferred tax assets	324.4	177.2
Net deferred tax assets (liabilities)	$323.9	$176.7

At December 31, 2023, we have recognized a deferred tax asset of $38.3 million related to U.S. federal net operating loss carryforwards which do not expire and $7.9 million related to U.S. state net operating loss carryforwards which begin to expire in 2029. We have no unrecognized tax benefits or interest and penalties related to tax liabilities recorded in the financial statements. For the years presented, we earned all net income before taxes in the United States. We file income tax returns in the U.S. and various states. We are not subject to corporate income tax examination for years prior to 2020.

Note 14. Subsequent Events

On January 29, 2024, the board of directors of our general partner declared a quarterly cash distribution of $0.6343 per Class A Share for the quarter ended December 31, 2023, an increase of approximately 11.4% compared with the quarter ended December 31, 2022. The distribution was paid on February 14, 2024 to shareholders of record as of the close of business on February 8, 2024. On February 14, 2024, the Partnership also made a distribution of $0.6343 per Class B Unit of the Partnership to the Sponsors.

On February 8, 2024, GIP sold an aggregate of 11,500,000 of our Class A shares, inclusive of the underwriters’ option to purchase up to 1,500,000 of additional shares, which was fully exercised, in an underwritten public offering at a price of $33.10 per Class A share, less underwriting discounts. GIP received net proceeds from the offering of approximately $377.5 million, after deducting underwriting discounts. The Company did not receive any proceeds in the offering. The offering was conducted pursuant to a registration rights agreement among us and the Sponsors. As a result of this public equity offering transaction, the Company’s consolidated ownership in the Partnership increased to approximately 35.3% at February 8, 2024 from approximately 30.2% at December 31, 2023, and the noncontrolling interest decreased to 64.7% from 69.8%, respectively.